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                                                                            EXHIBIT 11


                       NAVISTAR INTERNATIONAL CORPORATION
                                AND SUBSIDIARIES

             COMPUTATION OF NET INCOME PER COMMON SHARE  (UNAUDITED)



A.    Primary:  See the Statement of Income of this Form 10-Q.

B.    Full Dilution:  Net income per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are assumed to be exercised and the proceeds applied to reduce common stock outstanding.  The computations assume that convertible preferred and preference stock are converted to common stock.  Income is divided by the average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.


                                                                Three Months Ended
                                                                    January 31
                                                               --------------------
Millions of dollars                                              1995        1994
- -----------------------------------------------------------------------------------
Net income .................................................   $     23    $     16
                                                               ========    ========

Average Common and common equivalent shares (millions):

Average common shares outstanding
  as adjusted per primary calculations .....................       74.5        74.8
Assuming conversion of Series G ............................         .6          .6
                                                               --------    --------
Average common and dilutive common equivalent shares
  as adjusted ..............................................       75.1        75.4
                                                               ========    ========

Net income per common share assuming full dilution (dollars):

Net income .................................................   $    .31 #  $    .21 #
                                                               ========    ========


- -----------------

# This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the
  Securities Exchange Act although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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